[APT LOGO]

                                                                    Exhibit 14.2

                         APT SATELLITE HOLDINGS LIMITED

                   TERMS OF REFERENCE OF NOMINATION COMMITTEE

                  (Also known as Nomination Committee Charter)

                         (established on 11 April 2005)

A.    Objectives

      The Nomination Committee is established by the Board of Directors of APT Satellite Holdings Limited as a long-standing sub-committee of the Board for the purposes of providing recommendations in respect of the composition of the Board, the appointments of Directors and the independence of Independent Non-executive Directors.

B.    Authority and Responsibility

      1. to review the structure, size and composition (including the skills, knowledge and experience) of the Board on a regular basis and make recommendations to the board regarding any proposed changes;

      2. to identify individuals suitably qualified to become Board members and select or make recommendations to the Board on the selection of, individuals nominated for directorships;

      3.    to assess the independence of Independent Non-executive directors;

      4. to make recommendations to the Board on relevant matters relating to the appointment or re-appointment of Directors and succession planning for Directors in particular the Chairman and the President;

      5. to establish the nomination procedure and the process and criteria adopted by the nomination committee to select and recommend candidates for directorship; and

      6.    to submit a work report to the Board on an annual basis.

C.    Composition

      The Nomination Committee shall be composed of one Executive Directors and three Independent Non-executive Directors.

D.    Meetings

      The Nomination Committee shall meet at least once per year either in person or through other electronic means of communication. The quorum of meetings shall be at least three

                                     - 1 -

All rights reserved.
No part of this material may be reproduced in any form by any means without first obtaining permission from APT Satellite Holdings Limited
1st edition on 11 April 2005.

[APT LOGO]

      members. The Chairman of the Nomination Committee, who shall be Independent Non-executive Director, shall be approved by resolution of the Board of Directors. The Secretary of the Nomination Committee shall be the Director or Deputy Director of Corporate Affairs Department.

E.    Resources

      The Nomination Committee shall be entitled to access external professional advice whenever necessary.

                                       END

                                     - 2 -

All rights reserved.
No part of this material may be reproduced in any form by any means without first obtaining permission from APT Satellite Holdings Limited
1st edition on 11 April 2005.